Exhibit 23.6

September 2, 2025

Board of Directors

SilverBox Corp IV (NYSE:SBXD)

8701 Bee Cave Road

East Building, Suite 310

Austin, TX 78746

Re:	Consent of Newbridge Securities Corporation

Reference is made to our opinion letter, dated August 6, 2025 (the “Newbridge Opinion”), with respect to the fairness from a financial point of view to the holders of Class A ordinary shares SilverBox Corp IV (NYSE:SBXD) (“SBXD”) of the Per Unit Class A Merger Consideration, the Per Unit Class C Merger Consideration and the Exchange Ratio (as defined in the Newbridge Opinion) pursuant to the Business Combination Agreement, dated as of August 6, 2025, by and between SBXD, Parataxis Holdings Inc., a Delaware corporation (“Pubco”), PTX Merger Sub I Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco, PTX Merger Sub II LLC, a Delaware limited liability company and a wholly-owned subsidiary of Pubco, and Parataxis Holdings LLC, a Delaware limited liability company (“Parataxis”).

Newbridge Securities Corporation (“Newbridge”) hereby consents to (i) the inclusion of the Newbridge Opinion as an annex to the proxy statement/prospectus that is being filed with the Securities and Exchange Commission (the “SEC”) in connection with the proposed business combination transaction involving SBXD and Parataxis, which proxy statement/prospectus forms a part of Pubco’s Registration Statement on Form S-4 that is being filed with the SEC (the “Registration Statement”), (ii) the references to Newbridge in the Registration Statement and (iii) the inclusion therein of related information such as (a) the summaries of and excerpts from the Newbridge Opinion, (b) the description of certain financial analyses underlying the Newbridge Opinion and (c) certain terms of our engagement by SBXD.

By giving such consent, Newbridge does not thereby admit that we are experts with respect to any part of such proxy statement/prospectus within the meaning of the term “expert” as used therein, or that we come within the category of persons whose consent is required under, the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

Newbridge Securities Corporation

/s/ Chad D. Champion
Chad D. Champion
Senior Managing Director
Head of Equity Capital Markets & Investment Banking